EXHIBIT 99.1

OVERLAND STORAGE NAMES SCOTT MCCLENDON INTERIM PRESIDENT AND CEO

DIRECTOR MARK BARRENECHEA TO CHAIR NEW STRATEGY COMMITTEE

SAN DIEGO, Nov. 2 /PRNewswire-FirstCall/ — Overland Storage, Inc. (Nasdaq: OVRL - News) today announced that its board of directors has named chairman of the board Scott McClendon as the company’s interim president and chief executive officer, replacing Christopher P. Calisi who served in those positions since 2001. McClendon served as Overland’s president and chief executive officer from 1991 to 2001, and has served as chairman since that time. Prior to Overland, McClendon was employed by Hewlett-Packard Company for over 32 years in various positions in engineering, manufacturing, sales and marketing.

The board is initiating a search for a permanent chief executive officer.

The board also created a new strategy committee to be chaired by director Mark J. Barrenechea, which will provide input to the board and management in the development of the company’s corporate strategy. The board also designated Barrenechea as chairman of the standing special committee on shareholder value. Barrenechea has served in senior executive roles at Computer Associates International, Inc. and Oracle Corporation. In June 2006, he joined the venture buyout firm Garnett & Helfrich Capital as a director.

While in his interim role, McClendon will step down from his positions as chairman of the compensation committee and member of the audit committee, but he will remain chairman of the board and a member of the special committee on shareholder value and serve on the newly created strategy committee. Director Michael Norkus will replace McClendon on the audit committee.

“I look forward to working closely with Mark Barrenechea and the entire board on developing and executing Overland’s strategy as we search for a permanent CEO,” said McClendon.

About Overland Storage

Now in its 26th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions — smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES(TM) of protected primary storage appliances; the REO SERIES® of disk-based backup and recovery appliances; and the NEO SERIES® and ARCvault(TM) tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Overland, Overland Storage, REO SERIES, NEO SERIES and ARCvault are trademarks or registered trademarks of Overland Storage, Inc.